Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Aetherium Acquisition Corp.
effective at the opening of the trading session on August 18, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A). The Company was notified of the Staff determination on November 27, 2023. On December 4, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On February 27, 2024, the hearing was held. On March 12, 2024 the Panel reached a decision and a Decision letter was issued on March 13, 2024. On June 18, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on June 21, 2024. The Staff determination to delist the Company security became final on August 19, 2024.